QUEST RESOURCE HOLDING CORPORATION

To Challenge, Manage & Inform℠

Exhibit 99.1

Quest Resource Holding Corporation Reports Fourth Quarter and Fiscal Year 2022 Financial Results

THE COLONY, TX – March 23, 2023 – Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a national leader in environmental waste and recycling services, today announced financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•
Revenue was $62.3 million, a 34.2% increase compared with the fourth quarter of 2021.
•
Gross profit was $10.8 million, a 25.0% increase compared with the fourth quarter of 2021.
•
Gross margin was 17.3% of revenue compared with 18.5% during the fourth quarter of 2021.
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GAAP net loss per share attributable to common stockholders was $(0.17), compared with $(0.03) per basic and diluted share during the fourth quarter of 2021.
•
Adjusted EBITDA was $2.3 million, a 30.1% decrease compared with the fourth quarter of 2021.
•
Adjusted net loss per share was $(0.02) compared with adjusted net income of $0.08 per diluted share during the fourth quarter of 2021.

Year Ended December 31, 2022 Highlights

•
Revenue was $284.0 million, an 82.4% increase compared with 2021.
•
Gross profit was $48.9 million, a 70.2% increase compared with 2021.
•
Gross margin was 17.2% of revenue compared with 18.4% for 2021.
•
GAAP net loss per share attributable to common shareholders was $(0.31), compared with net income of $0.09 ($0.08 per diluted share) during 2021.
•
Adjusted EBITDA was $16.4 million, a 51.2% increase compared with 2021.
•
Adjusted net income per diluted share was $0.26, compared with $0.27 per diluted share during 2021.

“During the fourth quarter, we maintained strong customer relationships across existing, new, and acquired customers, as we continued to build our operating platform, manage growth, and integrate acquired businesses.

The sequential decrease in revenue compared to the third quarter was primarily due to commodity price declines along with the traditional seasonal impact of maintenance shutdowns at industrial customers. Given the pass-through nature of recycled commodity contracts, these fluctuations did not materially affect gross profit dollars,” said S. Ray Hatch, President and Chief Executive Officer.

Through ongoing integration work, we identified process gaps at RWS where contracted cost pass-through actions were not taken, and contract management process gaps existed. As a result, we estimate that gross profit dollar contribution from RWS was approximately $1.5 million for the year below what we would otherwise have expected in 2022.

As a result of the process corrections, we have already begun to see substantial improvements in RWS and expect to fully realize the planned contribution of the RWS acquisition going forward.”

“Overall, we had a strong year in 2022, growing our business more than 80% from the prior year. We expanded relationships with existing customers, ramped up new customers and integrated several acquisitions, all the while managing inflationary cost pressures. We understand that growth is not perfectly linear, but we are confident of our ability to take advantage of the opportunities ahead of us.

We expect the process improvements to take several more months to be fully realized, and the trajectory is positive. While we typically don’t provide guidance, preliminary results for January and February show gross profits averaging approximately $4.25 million and revenue of $24 million per month with further progress expected across the remainder of the year.

Our outlook is unchanged, the core of our business is strong, and we are well positioned to continue to weather a challenging economic environment, execute our growth strategies, and deliver double digit profitable growth during 2023 and for the next several years,” concluded Mr. Hatch.

Fourth Quarter 2022 Earnings Conference Call and Webcast

Quest will conduct a conference call on Thursday, March 23, 2023, at 5:00 PM ET, to review the financial results for the fourth quarter and year ended December 31, 2022. Investors interested in participating on the live call can dial 1-855-327-6837 or 1-631-891-4304. The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at http://investors.qrhc.com/. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, non-GAAP financial measures, "Adjusted EBITDA," and “Adjusted Net Income” are presented. From time-to-time, Quest considers and uses these supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents these non-GAAP measures because it considers it an important supplemental measure of Quest's performance. Quest's definition of these adjusted financial measures may differ from similarly named measures used by others. Quest believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP measures. (See attached tables "Reconciliation of Net Income (Loss) to Adjusted EBITDA" and “Adjusted Net Income (Loss) Per Share”).

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, guidance, expectations, projections and assumptions about future financial and operating results, our expectation that the improvements implemented with respect to the RWS integration process will allow us to fully realize the planned contribution from the RWS acquisition going forward and our belief that the core of our business is as strong as ever, our expectation of further progress across the remainder of the year, that we are well positioned to continue to weather a challenging economic environment, execute our growth strategies, and deliver double digit profitable growth during 2023 and for the next several years. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, the spread of major epidemics (including COVID-19) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains, commodity price fluctuations, and extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022, and the Company can give no assurance that its expectations will be attained. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Revenue	$62,253	$46,389	$284,038	$155,715
Cost of revenue	51,497	37,786	235,182	127,010
Gross profit	10,756	8,603	48,856	28,705
Selling, general, and administrative	9,824	7,099	37,800	21,729
Depreciation and amortization	2,342	1,145	9,650	2,469
Total operating expenses	12,166	8,244	47,450	24,198
Operating income (loss)	(1,410)	359	1,406	4,507
Interest expense	(2,224)	(841)	(7,281)	(2,495)
Income (loss) before taxes	(3,634)	(482)	(5,875)	2,012
Income tax expense (benefit)	(306)	59	173	321
Net income (loss)	$(3,328)	$(541)	$(6,048)	$1,691

Net income (loss) applicable to common stockholders	$(3,328)	$(541)	$(6,048)	$1,691
Net income (loss) per common share:
Basic	$(0.17)	$(0.03)	$(0.31)	$0.09
Diluted	$(0.17)	$(0.03)	$(0.31)	$0.08
Weighted average number of common shares outstanding:
Basic	19,922	19,185	19,474	18,886
Diluted	19,922	19,185	19,474	20,735

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(3,328)	$(541)	$(6,048)	$1,691
Depreciation and amortization	2,425	1,225	9,966	2,764
Interest expense	2,224	841	7,281	2,495
Stock-based compensation expense	285	240	1,283	1,382
Acquisition, integration, and related costs	773	1,244	3,074	1,844
Other adjustments	225	216	710	376
Income tax expense (benefit)	(306)	59	173	321
Adjusted EBITDA	$2,298	$3,284	$16,439	$10,873

ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reported net income (loss) (1)	$(3,328)	$(541)	$(6,048)	$1,691
Amortization of intangibles (2)	2,222	988	8,839	1,952
Acquisition, integration, and related costs (3)	773	1,244	3,074	1,844
Other adjustments (4)	(114)	116	(114)	116
Adjusted net income (loss)	$(447)	$1,807	$5,751	$5,603

Diluted earnings per share:
Reported net income (loss)	$(0.17)	$(0.03)	$(0.31)	$0.08
Adjusted net income (loss)	$(0.02)	$0.08	$0.26	$0.27

Weighted average number of common shares outstanding:
Diluted (5)	19,922	21,443	21,818	20,735

(1) Applicable to common stockholders

(2) Reflects the elimination of non-cash amortization of acquisition-related intangible assets

(3) Reflects the add back of acquisition/integration related transaction costs

(4) Reflects adjustments to earn-out fair value

(5) Reflects adjustment for dilution when adjusted net income is positive

BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$9,564	$8,428
Accounts receivable, less allowance for doubtful accounts of $2,176 and $841 as of December 31, 2022 and 2021, respectively	45,891	39,949
Prepaid expenses and other current assets	2,310	1,952
Total current assets	57,765	50,329

Goodwill	84,258	80,622
Intangible assets, net	33,557	39,119
Property and equipment, net, and other assets	5,911	5,596
Total assets	$181,491	$175,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,207	$30,196
Other current liabilities	4,689	6,195
Current portion of notes payable	1,159	1,329
Total current liabilities	38,055	37,720

Notes payable, net	70,573	62,409
Other long-term liabilities	1,724	1,909
Total liabilities	110,352	102,038

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 19,696 and 19,046 shares issued and outstanding as of December 31, 2022 and 2021, respectively	20	19
Additional paid-in capital	173,876	170,318
Accumulated deficit	(102,757)	(96,709)
Total stockholders’ equity	71,139	73,628
Total liabilities and stockholders’ equity	$181,491	$175,666

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